Exhibit 99.01

414 Nicollet Mall
Minneapolis, MN 55401

April 29, 2010

XCEL ENERGY

FIRST QUARTER 2010 EARNINGS

•                  Ongoing 2010 first quarter earnings per share were $0.42 compared with $0.38 per share in 2009.

•                  GAAP (generally accepted accounting principles) 2010 first quarter earnings per share were $0.36 compared with $0.38 per share in 2009.

•                  Xcel Energy reaffirms its ongoing 2010 earnings guidance of $1.55 to $1.65 per share.

MINNEAPOLIS — Xcel Energy Inc. (NYSE: XEL) today reported first quarter 2010 GAAP earnings of $167 million, or $0.36 per diluted share, compared with first quarter 2009 GAAP earnings of $174 million, or $0.38 per diluted share.

Ongoing earnings, which exclude adjustments for certain non-recurring items, were $0.42 per share for the 2010 first quarter, compared with $0.38 per share in 2009.  Ongoing results for the first quarter increased in 2010 primarily due to higher electric and gas margins as a result of the positive impact of constructive rate case outcomes and interim rates, as well as increased sales, particularly to our residential customers in Colorado and Texas.  However, the higher margins were partially offset by expected increases in operating and maintenance expenses as well as property taxes.

“We’ve had a positive start to the year delivering solid first quarter earnings,” said Richard C. Kelly, chairman and chief executive officer.  “We announced the acquisition of two natural gas power plants in Colorado, which will provide long-term value to our customers and shareholders. In Colorado, we worked with key stakeholders to pass a law to repower or retrofit up to 900 MW of coal generation that is designed to reduce emissions and the environmental impact of our operations, while providing reasonable cost recovery.  In addition, we are reaffirming our 2010 ongoing earnings guidance of $1.55 to $1.65 per share.”

Earnings Adjusted for Certain Non-recurring Items (Ongoing Earnings)

During the first quarter of 2010, Xcel Energy recorded non-recurring tax expense of approximately $17 million, or $0.04 per share, of tax benefits previously recognized in income related to Medicare Part D subsidies due to the recently enacted Patient Protection and Affordable Care Act.  Under GAAP, Xcel Energy was required to reverse these previously recorded tax benefits in the period of enactment of the new legislation.

In addition, during the first quarter of 2010, Xcel Energy recorded a non-recurring tax and interest charge of approximately $10 million, or $0.02 cents per share, due to an agreement in principle reached with the IRS following the completion of a financial reconciliation of Xcel Energy’s statements of account dating back to tax year 1993, related to the P.S.R. Investments, Inc. (PSRI) corporate owned life insurance (COLI) program.

The following table provides a reconciliation of ongoing earnings per share to GAAP earnings per share for the first quarter of 2010 and 2009:

	Three Months Ended March 31,
Diluted Earnings (Loss) Per Share	2010	2009
Ongoing(a) diluted earnings per share	$0.42	$0.38
Medicare Part D and PSRI	(0.06)	—
GAAP diluted earnings per share	$0.36	$0.38

(a)  See Note 7.

At 10 a.m. CST today, Xcel Energy will host a conference call to review financial results.  To participate in the call, please dial in 5 to 10 minutes prior to the start and follow the operator’s instructions.

US Dial-In:	(888) 549-7750
International Dial-In:	(480) 629-9866
Conference ID:	4280031

The conference call also will be simultaneously broadcast and archived on Xcel Energy’s website at www.xcelenergy.com.  To access the presentation, click on Investor Information.  If you are unable to participate in the live event, the call will be available for replay from 12:00 p.m. CST on April 29 through 11:59 p.m. CST on April 30.

Replay Numbers
US Dial-In:	(800) 406-7325
International Dial-In:	(303) 590-3030
Access Code:	4280031#

Except for the historical statements contained in this release, the matters discussed herein, including our 2010 full year Earnings per Share guidance and assumptions, are forward-looking statements that are subject to certain risks, uncertainties and assumptions.  Such forward-looking statements are intended to be identified in this document by the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should” and similar expressions.  Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date. Factors that could cause actual results to differ materially include, but are not limited to: general economic conditions, including the availability of credit and its impact on capital expenditures and the ability of Xcel Energy and its subsidiaries to obtain financing on favorable terms; business conditions in the energy industry; actions of credit rating agencies; competitive factors, including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; actions of accounting regulatory bodies; and the other risk factors listed from time to time by Xcel Energy in reports filed with the Securities and Exchange Commission (SEC), including Risk Factors in Item 1A and Exhibit 99.01 of Xcel Energy’s Annual Report on Form 10-K for the year ended Dec. 31, 2009.

For more information, contact:

Paul Johnson, Managing Director, Investor Relations and Assistant Treasurer	(612) 215-4535
Jack Nielsen, Director, Investor Relations	(612) 215-4559
Cindy Hoffman, Senior Investor Relations Analyst	(612) 215-4536

For news media inquiries only, please call Xcel Energy media relations	(612) 215-5300
Xcel Energy Internet address: www.xcelenergy.com

This information is not given in connection with any

sale, offer for sale or offer to buy any security.

XCEL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(amounts in thousands, except per share data)

	Three Months Ended March 31,
	2010	2009
Operating revenues
Electric	$1,995,592	$1,886,557
Natural gas	790,150	788,676
Other	21,720	20,309
Total operating revenues	2,807,462	2,695,542

Operating expenses
Electric fuel and purchased power	988,478	924,748
Cost of natural gas sold and transported	581,113	591,765
Cost of sales — other	7,692	5,366
Other operating and maintenance expenses	480,973	471,894
Conservation and demand side management program expenses	58,039	45,219
Depreciation and amortization	206,126	208,715
Taxes (other than income taxes)	81,376	77,038
Total operating expenses	2,403,797	2,324,745

Operating income	403,665	370,797

Other income, net	975	2,352
Equity earnings of unconsolidated subsidiaries	7,401	3,142
Allowance for funds used during construction — equity	13,290	18,227

Interest charges and financing costs
Interest charges — includes other financing costs of $5,011 and $5,038, respectively	143,830	141,803
Allowance for funds used during construction — debt	(7,737)	(10,228)
Total interest charges and financing costs	136,093	131,575

Income from continuing operations before income taxes	289,238	262,943
Income taxes	121,898	87,125
Income from continuing operations	167,340	175,818
Loss from discontinued operations, net of tax	(222)	(1,751)
Net income	167,118	174,067
Dividend requirements on preferred stock	1,060	1,060
Earnings available to common shareholders	$166,058	$173,007

Weighted average common shares outstanding:
Basic	458,918	455,192
Diluted	459,697	455,952

Earnings per average common share:
Basic	$0.36	$0.38
Diluted	0.36	0.38

Cash dividends declared per common share	$0.25	$0.24

XCEL ENERGY INC. AND SUBSIDIARIES

Notes to Investor Relations Earnings Release (Unaudited)

Due to the seasonality of Xcel Energy’s operating results, quarterly financial results are not an appropriate base from which to project annual results.

Note 1.  Earnings per Share Summary

The following table summarizes the diluted earnings per share for Xcel Energy:

	Three Months Ended March 31,
Diluted Earnings (Loss) Per Share	2010	2009
Public Service Company of Colorado (PSCo)	$0.23	$0.17
NSP-Minnesota	0.15	0.17
NSP-Wisconsin	0.03	0.04
Southwestern Public Service Company (SPS)	0.02	0.02
Equity earnings of unconsolidated subsidiaries	0.01	0.01
Regulated utility — continuing operations (b)	0.44	0.41
Holding company and other costs	(0.02)	(0.03)
Ongoing(a) diluted earnings per share	0.42	0.38
Medicare Part D and PSRI (a)	(0.06)	—
Total GAAP diluted earnings per share	$0.36	$0.38

(a)  See Note 7.

(b)  See Note 2.

PSCo — Earnings at PSCo increased by six cents per share for the first quarter of 2010.  The increase is primarily due to new electric rates that went into effect in July 2009 and January 2010, and to a lesser degree improved sales, particularly to our residential customers.

NSP-Minnesota — Earnings at NSP-Minnesota decreased by two cents per share for the first quarter of 2010 largely due to adverse impacts of weather coupled with higher operating and maintenance costs.

NSP-Wisconsin — Earnings at NSP-Wisconsin decreased by one cent for the first quarter of 2010 due to fuel recovery, sluggish sales as well as higher operating and maintenance expenses, offset by higher new electric rates, which were effective in January 2010.

SPS — Earnings at SPS were flat for the first quarter of 2010 primarily due to new electric rates that went into effect in February and July 2009 which were offset by higher operating costs.

The following table summarizes significant components contributing to the changes in the 2010 diluted earnings per share compared with the same period in 2009, which are discussed in more detail later in the release.

Three Months
Diluted Earnings (Loss) Per Share	Ended March 31,
2009 GAAP and ongoing(a) diluted earnings per share	$0.38
Components of change — 2010 vs. 2009
Higher electric margins	0.06
Higher natural gas margins	0.02
Higher conservation and DSM expenses (generally offset in revenues)	(0.02)
Lower AFUDC — equity	(0.01)
Higher taxes (other than income taxes)	(0.01)
Higher operating and maintenance expenses	(0.01)
Other, net	0.01
2010 ongoing(a) diluted earnings per share	0.42
Medicare Part D and PSRI (a)	(0.06)
2010 GAAP diluted earnings per share	$0.36

(a)  See Note 7.

Note 2.  Regulated Utility Results — Continuing Operations

Estimated Impact of Temperature Changes on Regulated Earnings — The following table summarizes the estimated impact on earnings per share of temperature variations compared with sales under normal weather conditions.

	Three Months Ended March 31,
	2010 vs.	2009 vs.	2010 vs.
	Normal	Normal	2009
Retail electric	$0.00	$0.00	$0.00
Firm natural gas	0.00	0.00	0.00
Total	$0.00	$0.00	$0.00

While there were regional weather variations across our service territory; when aggregated, the overall impact was not material to the first quarter of 2010 or 2009.

Sales Growth — The following table summarizes Xcel Energy’s sales growth for actual and weather-normalized sales for 2010 as compared with the same period in 2009.

	Three Months Ended March 31,
	Actual	Normalized
Electric residential	4.0%	3.0%
Electric commercial and industrial	0.6	0.5
Total retail electric sales	1.6	1.2
Firm natural gas sales	6.3	1.4

Electric — Electric revenues and fuel and purchased power expenses are largely impacted by the fluctuation in the price of  natural gas, coal and uranium used in the generation of electricity, but as a result of fuel recovery mechanisms these price fluctuations have little impact on electric margin.  The following tables detail the electric revenues and margin:

	Three Months Ended March 31,
(Millions of Dollars)	2010	2009
Electric revenues	$1,996	$1,887
Electric fuel and purchased power	(988)	(925)
Electric margin	$1,008	$962

The following table summarizes the components of the changes in electric margin:

Three Months
Ended March 31,
(Millions of Dollars)	2010 vs. 2009
Retail rate increases (Colorado, Wisconsin, Texas and New Mexico)	$57
Conservation and DSM revenue and incentive (generally offset by expenses)	13
Retail sales increase (excluding weather impact)	6
NSP-Minnesota rate case provision for refund (largely offset in depreciation expense)	(10)
Fuel recovery	(8)
Non-fuel riders	(3)
Firm wholesale	(2)
Other, net	(7)
Total increase in electric margin	$46

Natural Gas — The cost of natural gas tends to vary with changing sales requirements and the cost of natural gas purchases.  However, due to purchased natural gas cost recovery mechanisms for sales to retail customers, fluctuations in the cost of natural gas have little effect on natural gas margin. The following tables detail natural gas revenues and margin:

	Three Months Ended March 31,
(Millions of Dollars)	2010	2009
Natural gas revenues	$790	$789
Cost of natural gas sold and transported	(581)	(592)
Natural gas margin	$209	$197

The following table summarizes the components of the changes in natural gas margin:

Three Months
Ended March 31,
(Millions of Dollars)	2010 vs. 2009
Estimated impact of weather	$3
Rate increase (Minnesota interim)	3
Retail sales increase (excluding weather impact)	2
Conservation and DSM revenue and incentive (generally offset by expenses)	1
Other, net	3
Total increase in natural gas margin	$12

Other Operating and Maintenance (O&M) Expenses — Other O&M expenses increased by approximately $9.1 million, or 1.9 percent, for the first quarter 2010.  The following table summarizes the changes in other O&M expenses:

Three Months
Ended March 31,
(Millions of Dollars)	2010 vs. 2009
Higher plant generation costs	$11
Higher insurance costs	4
Lower employee benefits costs	(8)
Other, net	2
Total increase in other operating and maintenance expenses	$9

•                  Higher plant generation costs are primarily attributable to the timing of scheduled maintenance.

•                  Higher insurance costs are primarily due to increased general liability insurance expenses.

•                  Lower benefits costs are primarily the result of lower active and retiree health care costs and lower annual and long-term incentive costs, offset by higher pension costs.

Conservation and DSM Program Expenses — Conservation and DSM program expenses increased approximately $12.8 million or 28.4 percent, for the first quarter of 2010, compared with the same period in 2009.  The higher expense is attributable to the expansion of programs and regulatory commitments.  Conservation and DSM program expenses are generally recovered in our major jurisdictions concurrently through riders and base rates.

Depreciation and Amortization — Depreciation and amortization expenses decreased by $2.6 million or 1.2 percent, for the first quarter of 2010, compared with the same period in 2009.  The lower depreciation expense is primarily due to Minnesota Public Utilities Commission (MPUC) decisions that reduced depreciation and decommissioning expense in June and October 2009.  These decreases were partially offset by normal system expansion.

Taxes (Other Than Income Taxes) — Taxes (other than income taxes) increased by approximately $4.3 million or 5.6 percent, for the first quarter of 2010, compared with the same period in 2009.  The increase is primarily due to an increase in property taxes in Colorado and Minnesota.

Equity Earnings of Unconsolidated Subsidiaries — Equity earnings of unconsolidated subsidiaries increased by $4.3 million, for the first quarter of 2010, compared with the same period in 2009.  The increase is primarily related to increased earnings from the equity investment in WYCO Development LLC, which includes a natural gas pipeline and a storage facility that began operating in 2008 and mid 2009, respectively.

Allowance for Funds Used During Construction, Equity and Debt (AFUDC) — AFUDC decreased by $7.4 million or 26.1 percent, for the first quarter of 2010, compared with 2009.  The decrease was primarily due to the inclusion of Comanche Unit 3 in rate base as of Jan. 1, 2010 and lower AFUDC rates, primarily driven by lower interest rates.

Interest Charges — Interest charges increased by approximately $2.0 million, or 1.4 percent, for the first quarter of 2010, compared with 2009.  The increase is due to higher long-term debt levels to fund investment in our utility operations, partially offset by lower interest rates.

Income Taxes — Income tax expense increased by $34.8 million for the first quarter of 2010, compared with 2009.  The increase in income tax expense was primarily due to an increase in pretax income, a write-off of tax benefit previously recorded for Medicare Part D subsidies, and an adjustment related to the COLI Tax Court proceedings, partially offset by a reversal of a valuation allowance for certain state tax credit carryovers.  The effective tax rate was 42.1 percent for the first quarter of 2010, compared with 33.1 percent for the same period in 2009.

The higher effective tax rate for the first quarter of 2010 was primarily due to the following:

	Three Months Ended March 31, 2010
		Effective Tax
(Millions of Dollars)	Dollars	Rate
Income tax expense	$121.9	42.1%
Medicare Part D	(17.0)	(5.8)
PSRI	(7.7)	(2.6)
Reversal of valuation allowance for certain state tax credit carryovers	5.3	1.8
Income tax expense (excluding items above)	$102.5	35.5%

We expect the effective tax rate for 2010 ongoing earnings to be approximately 35 percent to 37 percent.

Note 3.  PSCo Reaches Agreement to Acquire Assets from Calpine Development Holdings, Inc.

In April 2010, PSCo reached an agreement with Riverside Energy Center LLC and Calpine Development Holdings, Inc. to purchase the Rocky Mountain Energy Center and Blue Spruce Energy Center natural gas generation assets for $739 million.  The acquisition is expected to close in December 2010. The acquisition is subject to state and federal regulatory approvals including cost recovery.

The acquisition developed from the PSCo 2007 Resource Plan in which the assets were offered as part of the Colorado Public Utilities Commission (CPUC) competitive bidding process. The offer was the least cost option for thermal resources to be acquired under the plan.

The Rocky Mountain Energy Center is a 621 MW combined cycle natural gas-fired power plant that began commercial operations in 2004.  The Blue Spruce Energy Center is a 310 MW simple cycle natural gas-fired power plant that began commercial operations in 2003.  Both power plants currently provide energy and capacity to PSCo under power purchase agreements, which were set to expire in 2013 and 2014.

Xcel Energy anticipates that the acquisition will be accretive to earnings in 2011, assuming reasonable regulatory recovery and normal access to the capital markets at reasonable terms.

Note 4.  Xcel Energy Capital Structure and Financing

Following is the capital structure of Xcel Energy at March 31, 2010:

		Percentage
		of Total
(Billions of Dollars)	March 31, 2010	Capitalization
Current portion of long-term debt	$0.5	3%
Short-term debt	0.5	3
Long-term debt	7.9	48
Total debt	8.9	54
Preferred equity	0.1	1
Common equity	7.4	45
Total capitalization	$16.4	100%

Financing Plans — Xcel Energy issues debt and equity securities to refinance retiring maturities, reduce short-term debt, fund construction programs, infuse equity in subsidiaries, fund asset acquisitions and for other general corporate purposes.  In addition to the periodic issuance and repayment of short-term debt, Xcel Energy and its utility subsidiaries plan to issue the following securities:

•                  NSP-Minnesota plans to issue approximately $500 million of first mortgage bonds in the third quarter of 2010.

•                  PSCo plans to issue $400 million of first mortgage bonds in the fourth quarter of 2010.

•                  Xcel Energy plans to issue:

•                  Approximately $500 million of long-term debt during the second quarter of 2010;

•                  Approximately $400 million of equity in 2010 or 2011; and

•                  Approximately $75 million of equity through the Dividend Reinvestment Program and various benefit programs in 2010.

Financing plans are subject to change, depending on capital expenditures, internal cash generation, market conditions and other factors.

Credit Facilities — As of April 26, 2010, Xcel Energy and its utility subsidiaries had the following committed credit facilities available to meet its liquidity needs:

(Millions of Dollars)	Facility	Drawn(a)	Available	Cash	Liquidity	Maturity
NSP-Minnesota	$482.2	$86.7	$395.5	$0.6	$396.1	December 2011
PSCo	675.1	111.8	563.3	0.8	564.1	December 2011
SPS	247.9	18.0	229.9	0.7	230.6	December 2011
Xcel Energy — Holding Company	771.6	292.1	479.5	0.8	480.3	December 2011
NSP-Wisconsin(b)	—	—	—	0.3	0.3
Total	$2,176.8	$508.6	$1,668.2	$3.2	$1,671.4

(a) Includes direct borrowings, outstanding commercial paper and letters of credit.

(b) NSP-Wisconsin does not have a separate credit facility; however, it has a short-term borrowing agreement with NSP-Minnesota.

Note 5.  Rates and Regulation

NSP-Minnesota Gas Rate Case — In November 2009, NSP-Minnesota filed a request with the MPUC to increase Minnesota gas rates by $16.2 million for 2010, which represents a 2.8 percent overall increase in customer bills.  This request is based on a return on equity (ROE) of 11 percent, an equity ratio of 52.46 percent and a rate base of $441 million.  NSP-Minnesota also requested an additional increase of $3.45 million for recovery of pension funding costs effective Jan. 1, 2011.  Interim rates of $11.1 million went into effect on Jan. 11, 2010, subject to refund.  The schedule is listed below and a decision is expected in the fall of 2010.

•                  Intervenor direct testimony on May 3, 2010;

•                  Rebuttal testimony on June 2, 2010;

•                  Surrebuttal testimony on June 15, 2010;

•                  Evidentiary hearings are scheduled from June 21 to 25, 2010;

•                  Initial briefs are on July 27, 2010;

•                  Reply briefs and proposed findings are on Aug. 19, 2010; and

•                  ALJ report is on Oct. 1, 2010.

PSCo - Wholesale Rate Case — In 2009, PSCo filed to increase Colorado wholesale rates by $30 million based on a 12.5 percent ROE, a 58 percent equity ratio and an electric production rate base of $315 million.  PSCo has requested that FERC suspend action on the filing to allow time for settlement negotiations as PSCo is in settlement discussions with its wholesale customers.  PSCo expects final rates will go into effect later in 2010.

Colorado Clean Air - Clean Jobs Act — The Colorado Clean Air-Clean Jobs Act was signed into law on April 19, 2010.  The Act establishes a timeline and regulatory framework for PSCo to develop a plan to potentially retrofit, retire or replace 900 MW or more of aging coal-fired electric generating capacity.  The plan must result in a reduction of 70 to 80 percent in NOx emissions from affected coal-fired power plants by 2018 or sooner to meet current and reasonably foreseeable Clean Air Act emission reduction mandates.

Under the emission reduction plan, PSCo may retrofit its existing coal-fired plants with emission controls or retire and replace the plants with natural gas-fired generation or other low emitting resources.  The Act specifically requires PSCo to study the early retirement of up to 900 MW of existing coal-fired capacity, but does not require any retirement unless, among other things, the retirement can be accomplished at a reasonable cost while protecting system reliability.  PSCo must submit its plan to the CPUC by Aug. 15, 2010 and the CPUC must act on the plan by Dec. 15, 2010.  Pursuant to the Act, PSCo is entitled to fully recover the costs that it prudently incurs in executing an approved emission reduction plan and is allowed a return on construction work in progress and annual changes in rates to recover plant costs.  The Act also makes interim rates permissible in Colorado, starting Jan. 1, 2012.

Note 6.  Xcel Energy Ongoing Earnings Guidance

Xcel Energy’s 2010 ongoing earnings guidance is $1.55 to $1.65 per share.  Key assumptions are detailed below:

•                  Normal weather patterns are experienced for the year.

•                  Weather-adjusted retail electric utility sales grow approximately 1 percent.

•                  Weather-adjusted retail firm natural gas sales increase approximately 0 percent to 1 percent.

•                  Reflects increased revenue due to the full year impact of 2009 electric rate cases in Colorado, Texas and New Mexico, along with the 2010 electric rate increase in Colorado.

•                  Constructive outcomes in the Minnesota natural gas rate case and PSCo wholesale electric rate case.

•                  Increased rider revenue recovery of approximately $30 million.

•                  O&M expenses are projected to increase $115 million to $135 million, or 6 percent to 7 percent.

•                  Depreciation expense is projected to increase $35 million to $45 million.

•                  Interest expense is projected to increase approximately $20 million to $30 million.

•                  AFUDC — equity is projected to decrease $15 million to $20 million.

•                  The effective tax rate is approximately 35 percent to 37 percent.

•                  Average common stock and equivalents total approximately 460 million shares.

Note 7.  Non-GAAP Reconciliation

Ongoing earnings exclude the impact of IRS tax and interest adjustments related to the COLI program and the write-off of previously recognized tax benefits relating to Medicare Part D subsidies due to the recently enacted Patient Protection and Affordable Care Act.

Impact of the Patient Protection and Affordable Care Act — Medicare Part D

In March 2010, the Patient Protection and Affordable Care Act was signed into law.  The law includes provisions to generate tax revenue to help offset the cost of the new legislation.  One of these provisions reduces the deductibility of retiree health care costs to the extent of federal subsidies received by plan sponsors that provide retiree prescription drug benefits equivalent to Medicare Part D coverage, beginning in 2013.  Based on this provision, Xcel Energy is subject to additional taxes and is required to reverse previously recorded tax benefits in the period of enactment.  Xcel Energy expensed approximately $17 million, or $0.04 per share, of previously recognized tax benefits relating to Medicare Part D subsidies during the first quarter of 2010.  Xcel Energy does not expect the $17 million of additional tax expense to recur in future periods.

PSRI

During 2007, Xcel Energy reached a settlement with the IRS related to a dispute associated with its COLI program.  These COLI policies were owned and managed by PSRI, a wholly owned subsidiary of PSCo.  As a follow on to the 2007 IRS COLI settlement, as part of the Tax Court proceedings, during the first quarter of 2010, Xcel Energy and the IRS reached an agreement in principle after a two year financial reconciliation of the Xcel Energy’s statements of account, dating back to tax year 1993.  This tax and interest analysis required a comprehensive review of all of our tax filings since 1993.  Upon completion of this review, PSRI recorded a net non-recurring adjustment of approximately $10 million (including $7.7 million tax expense and $2.3 million interest expense, net of tax), or $0.02 per share during the current period.

Xcel Energy’s management believes that ongoing earnings provide a more meaningful comparison of earnings results and is more representative of Xcel Energy’s fundamental core earnings power.  Xcel Energy’s management uses ongoing earnings internally for financial planning and analysis, for reporting of results to the Board of Directors, in determining whether performance targets are met for performance-based compensation, and when communicating its earnings outlook to analysts and investors.  The following table provides a reconciliation of ongoing earnings to GAAP earnings:

	Three Months Ended March 31,
(Thousands of Dollars)	2010	2009
Ongoing earnings	$195,307	$175,337
Medicare Part D and PSRI	(28,189)	(1,270)
GAAP earnings	$167,118	$174,067

XCEL ENERGY INC. AND SUBSIDIARIES

EARNINGS RELEASE SUMMARY (UNAUDITED)

(amounts in thousands, except earnings per share)

	Three Months Ended March 31,
	2010	2009
Operating revenues:
Electric and natural gas revenues	$2,785,742	$2,675,233
Other	21,720	20,309
Total operating revenues	2,807,462	2,695,542

Income from continuing operations	167,340	175,818
Loss from discontinued operations	(222)	(1,751)
Net income	167,118	174,067

Earnings available to common shareholders	166,058	173,007
Weighted average diluted common shares outstanding	459,697	455,952

Components of Earnings per Share — Diluted
Regulated utility — continuing operations	0.44	0.41
Holding company and other costs	(0.02)	(0.03)
Ongoing(a) diluted earnings per share	0.42	0.38
Medicare Part D and PSRI (a)	(0.06)	—
GAAP diluted earnings per share	$0.36	$0.38

(a)     See Note 7.